EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made by and between EXPRESSJET HOLDINGS, INC., a Delaware corporation (“Company”) and JAMES B. REAM (“Executive”).

W I T N E S S E T H:

            WHEREAS,Continental and Executive are parties to that certain Employment Agreement dated as of April 17, 2002 (the “Existing Agreement”); and

            WHEREAS, the parties now desire to have this Agreement amend and restate the Existing Agreement in its entirety and supersede the Existing Agreement in all respects effective as of the date hereof (the “Effective Date”), except for provisions relevant to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which provisions shall be effective as of January 1, 2005;

            NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE I:  EMPLOYMENT AND DUTIES

            1.1       Employment Effective Date.  Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date and continuing for the period of time set forth in Article II of this Agreement, subject to the terms and conditions of this Agreement.

            1.2       Position.  From and after the Effective Date, Executive shall be employed in the position of President and Chief Executive Officer of Company and Company’s wholly owned subsidiary ExpressJet Airlines, Inc. and/or any successor to substantially all of the assets of ExpressJet Airlines, Inc. (ExpressJet Airlines, Inc. and any such successor shall be collectively referred to herein as “ExpressJet”), or Company shall employ, or cause a subsidiary of Company to employ, Executive in such other position or positions as the parties may mutually agree.

            1.3       Duties and Services.  Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as set forth in the Bylaws of Company or ExpressJet, as applicable, in effect on the Effective Date, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time.

ARTICLE II:  TERM AND TERMINATION OF EMPLOYMENT

            2.1       Term.  Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for a three-year period beginning on the Effective Date.  Said term of employment shall be extended automatically for an additional successive three-year period as of the third anniversary of the Effective Date and as of the last day of each successive three-year period of time thereafter that this Agreement is in effect; provided, however, that if, prior to the date which is six months before the last day of any such three-year term of employment, Company or Executive shall give written notice to the other that no such automatic extension shall occur, then Executive’s employment shall terminate on the last day of the three year term of employment during which such notice is given.

            2.2       Company’s Right to Terminate.  Notwithstanding the provisions of paragraph 2.1, Company, acting pursuant to an express resolution of the Board of Directors, shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

                        (i)         upon Executive’s death;

                        (ii)        upon Executive’s becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the material duties and services required of him hereunder on a full-time basis during such period;

                        (iii)       for cause, which for purposes of this Agreement shall mean Executive’s gross negligence or willful misconduct in the performance of, or Executive’s abuse of alcohol or drugs rendering him unable to perform, the material duties and services required of him pursuant to this Agreement;

                        (iv)       for Executive’s material breach of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Executive by Company of such breach; or

                        (v)        for any other reason whatsoever, in the sole discretion of the Board of Directors.

            2.3       Executive’s Right to Terminate.  Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

                        (i)         the assignment to Executive by the Board of Directors or the Human Resources Committee of the Board of Directors (the “HR Committee”) or by the Board of Directors of ExpressJet of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 as such duties are constituted as of the Effective Date;

                        (ii)        a material diminution in nature or scope of Executive’s authority, responsibilities, or title from those applicable to him as of the Effective Date;

                        (iii)       the occurrence of material acts or conduct on the part of Company or ExpressJet or their respective officers or representatives which prevent Executive from performing his duties and responsibilities pursuant to this Agreement;

                        (iv)       Company or ExpressJet requiring Executive to be permanently based anywhere outside a major urban center in Texas;

                        (v)        the taking of any action by Company or ExpressJet that would materially adversely affect the corporate amenities enjoyed by Executive on the Effective Date;

                        (vi)       a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company; or

                        (vii)      for any other reason whatsoever, in the sole discretion of Executive.

            2.4       Notice of Termination.  If Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

ARTICLE III:  COMPENSATION AND BENEFITS

            3.1       Base Salary.  During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $352,000.00 or (ii) such amount as Company and Executive mutually may agree upon from time to time.  Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than semimonthly.

            3.2       Bonus Programs.  Executive shall participate in each cash bonus program maintained by Company or ExpressJet on and after the Effective Date (including without limitation any such program maintained for the year during which the Effective Date occurs) at a level which is not less than the maximum participation level made available to any other executive of Company or ExpressJet (determined without regard to period of service or other criteria that might otherwise be necessary to entitle Executive to such level of participation).

            3.3       Vacation and Sick Leave.  During each year of his employment, Executive shall be entitled to vacation and sick leave benefits equal to the maximum available to any executive of Company or ExpressJet, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under the standard policy of Company or ExpressJet.

            3.4       Other Perquisites.  During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

                        (i)         Business and Entertainment Expenses.  Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of Executive’s spouse accompanying Executive on business travel.

                        (ii)        Parking. Company shall provide at no expense to Executive a parking place convenient to Executive’s office and a parking place at George Bush Intercontinental Airport in Houston, Texas.

                        (iii)       Other Company Benefits.  Executive and, to the extent applicable, Executive’s family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to executive employees of Company or ExpressJet.  Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on ExpressJet flights, flight privileges and the like.  Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally; provided, however, that Company shall not change, amend or discontinue Executive’s Flight Privileges (as defined below) without his prior written consent.

ARTICLE IV:  EFFECT OF TERMINATION ON COMPENSATION

            4.1       By Expiration.  If Executive’s employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that (A) Executive shall be provided Flight Privileges (as such term is defined in paragraph 4.7) for the remainder of Executive’s lifetime, Executive and his eligible dependents shall be provided Continuation Coverage (as such term is defined in paragraph 4.7) for the remainder of Executive’s lifetime, and (B) if such termination shall result from Company’s delivery of the written notice described in paragraph 2.1, then Company shall (i) cause all options and shares of restricted stock awarded to Executive by Company to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days after such termination (but in no event longer than the maximum terms of such options), (ii) pay Executive on the effective date of such termination a lump-sum cash payment in an amount equal to the Termination Payment, (iii) provide Executive with Outplacement Services (as such term is defined in paragraph 4.7), and (iv) pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination provided by, and in accordance with the terms of, such plan, policy or program.

            4.2       By Company.  If Executive’s employment hereunder is terminated by Company prior to the expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment.  Executive and his eligible dependents shall be provided Continuation Coverage for the remainder of Executive’s lifetime, and

                        (i)         if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), (iii) or (iv), then Company shall provide Executive with the payments and benefits described in clauses (i) through (iv) of paragraph 4.1(B), and Executive shall be provided Flight Privileges (as such term is defined in paragraph 4.7) for the remainder of Executive’s lifetime; and

                        (ii)        if such termination shall be for a reason encompassed by paragraphs 2.2(i) or (ii), then Company shall (1) cause all options and shares of restricted stock awarded to Executive by Company to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days (or such longer period as provided for under the circumstances in applicable option awards) after such termination (but in no event longer than the maximum terms of such options), and (2) if such termination shall be for a reason encompassed by paragraph 2.2(ii), provide Flight Privileges (as such term is defined in paragraph 4.7) to Executive for the remainder of Executive’s lifetime.

            4.3       By Executive.  If Executive’s employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of employment, except that Executive shall be provided Flight Privileges (as such term is defined in paragraph 4.7) for the remainder of Executive’s lifetime, Executive and his eligible dependents shall be provided Continuation Coverage for the remainder of Executive’s lifetime and if such termination shall be pursuant to paragraphs 2.3(i), (ii), (iii), (iv), (v), or (vi), then Company shall provide Executive with payments and benefits described in clauses (i) through (iv) of paragraph 4.1(B).

            4.4       Certain Additional Payments by Company.  Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company or ExpressJet to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), (such excise or other additional tax are hereinafter collectively referred to as the “Excise Tax”), Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes, including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of Company or ExpressJet) equal to the Excise Tax imposed upon the Payments.  Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment.  The Gross-up Payment shall be made to the Executive as soon as practicable after the Executive remits the Excise Tax to the Internal Revenue Service but no later than the end of the Executive’s tax year following the tax year in which the Executive remits the Excise Tax to the Internal Revenue Service.  In addition, Company will reimburse the Executive for any interest, penalties or surcharge that may be imposed on the Executive in connection with any Excise Tax (including a reimbursement of any additional taxes imposed as a result of the reimbursement of any such interest, penalties or surcharge) within 30 days after payment by the Executive, such reimbursement obligation shall remain in effect during the applicable statute of limitations relating to any such interest, penalties or surcharge (but in no event shall remain in effect for longer than 10 years), and the amount of expenses eligible for reimbursement hereunder during Executive’s tax year will not affect the expenses eligible for reimbursement in any other tax year.  Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten business days after the receipt of such claim.  Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim.  If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall reimburse the Executive all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company’s action within 30 days after payment by the Executive.  If, as a result of Company’s action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company.  If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately reimburse the Executive the portion of such claim, if any, which it has not previously paid to Executive after the Executive remits such portion to the Internal Revenue Service, but no later than the end of the Executive’s tax year following the tax year in which the Executive remits such portion to the Internal Revenue Service.

            4.5       Payment Obligations Absolute.  Except as otherwise provided in this Agreement, Company’s obligation to pay Executive the amounts and to make the arrangements provided in this Article IV shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else.  All amounts payable by Company shall be paid without notice or demand.  Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article IV, and, except as provided in paragraph 4.7 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Article IV.

            4.6       Liquidated Damages.  In light of the difficulties in estimating the damages upon termination of this Agreement, Company and Executive hereby agree (for themselves and for the express and directly enforceable benefit of Company and its affiliates) that the payments and benefits, if any, to be received by Executive pursuant to this Article IV shall be received by Executive as liquidated damages.  Payment of the Termination Payment pursuant to paragraphs 4.1, 4.2 or 4.3 shall be in lieu of any severance benefit Executive may be entitled to under any severance plan or policy maintained by Company or its affiliates.

            4.7       Certain Definitions and Additional Terms.  As used herein, the following capitalized terms shall have the meanings assigned below:

                        (i)         “Annualized Compensation” shall mean an amount equal to the sum of (1) Executive’s annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive’s termination of employment hereunder and (2) an amount equal to 125% of the amount described in the foregoing clause (1);

                        (ii)        “Change in Control” shall have the meaning assigned to such term in Company’s 2002 Stock Incentive Plan as in effect on the Effective Date; provided, however, that in any circumstance in which the foregoing definition would be operative and with respect to which the income tax under Section 409A of the Code would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A(v) of the Code, then the term “Change in Control” herein shall mean, but only for the transaction so affected, a “change in control event” within the meaning of Treas. Reg. §1.409A–3(i)(5);

                        (iii)       “Continuation Coverage” shall mean the continued coverage of Executive and his eligible dependents under the welfare benefit plans available to executives of Company or ExpressJet who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drug, at no greater cost to Executive than that applicable to a similarly situated Company or ExpressJet executive who has not terminated employment; provided, however, that the coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive, and provided further that the coverage to Executive under a particular welfare benefit plan (or the receipt of equivalent benefits) shall be suspended during any period that Executive receives comparable benefits from a subsequent employer, and shall be reinstated upon Executive ceasing to so receive comparable benefits and notifying Company thereof;

                        (iv)       “Flight Privileges” shall mean flight privileges on each airline operated by Company, ExpressJet or any of their respective affiliates or any successor or successors thereto (the “System”), consisting of the highest priority space available flight passes for Executive and Executive’s eligible family members (as such eligibility was in effect on November 1, 2007), a Universal Air Travel Plan (UATP) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to Company, ExpressJet or any successor or successors thereto (a “Similar Card”)) in Executive’s name for charging on an annual basis up to the applicable Annual Travel Limit (as hereinafter defined) with respect to such year in value (valued identically to the calculation of imputed income resulting from such flight privileges described below) of flights (in any fare class) on the System for Executive, Executive’s spouse, Executive’s family and significant others as determined by Executive and payment by Company to Executive of an annual amount (not to exceed in any year the Annual Gross Up Limit (as hereinafter defined) with respect to such year) sufficient to pay, on an after tax basis (i.e., after the payment by Executive of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Privileges at the lowest published or unpublished fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare, or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law) or resulting from any other flight privileges extended to Executive as a result of Executive’s service as an executive of Company;

                        (v)        “Outplacement Services” shall mean outplacement services whereby the Company receives a substantial business benefit by promoting a positive corporate image and maintaining corporate morale, at Company’s cost and for a period of twelve months beginning on the date of Executive’s termination of employment, to be rendered by an agency selected by Executive and approved by the Board of Directors or HR Committee (with such approval not to be unreasonably withheld);

                        (vi)       “Severance Period” shall mean:

                                    (1)        in the case of a termination of Executive’s employment with Company that occurs within two years after the date upon which a Change in Control occurs, a period commencing on the date of such termination and continuing for thirty-six months; or

                                    (2)        in the case of a termination of Executive’s employment with Company that occurs prior to a Change in Control or after the date which is two years after a Change in Control occurs, a period commencing on the date of such termination and continuing for twenty-four months; and

                        (vii)      “Termination Payment” shall mean an amount equal to Executive’s Annualized Compensation multiplied by a fraction, the numerator of which is the number of months in the Severance Period and the denominator of which is twelve.

            As used for purposes of Flight Privileges, with respect to any year, “Annual Travel Limit” shall mean an amount (initially $25,000) granted annually (on a calendar-year basis and effective January 1 of each year), to Executive (such amount to be the same as that granted annually to officers of Company or ExpressJet who are vice presidents of Company, but no less than the amount granted with respect to Executive for the flight benefits program year 2008; provided that, if Flight Privileges are provided to Executive pursuant to this Agreement after Executive’s termination of employment, then each annual grant for a calendar year beginning after such termination of employment shall, subject to the remaining provisions of this subparagraph, be in an amount equal to the amount of the annual grant Executive received for the year in which such termination of employment occurred), which amount has been and shall be adjusted  automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Company as of November 1, 2007), so as to preserve the benefit of $25,000 annually of flights relative to the valuations resulting from the valuation methodology used by Company as of November 1, 2007 (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the valuation methodology used by Company as of November 1, 2007, then the Annual Travel Limit would be increased by 15% to $28,750).  In determining any adjustment, Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation will be provided to Executive upon request.  Company will promptly notify Executive in writing of any adjustments to the Annual Travel Limit described in this paragraph.  Any portion of the Annual Travel Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value.

            As used for purposes of Flight Privileges, with respect to any year, the term “Annual Gross Up Limit” shall mean an amount (initially $13,462) granted annually (on a calendar-year basis and effective January 1 of each year), to Executive (such amount to be the same as that granted annually to officers of Company or ExpressJet who are vice presidents of Company or ExpressJet, but no less than the amount granted with respect to Executive for the flight benefits program year 2008), which amount has been and shall be adjusted automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Company as of November 1, 2007), so as to preserve the benefit of $13,462 annually of tax gross up relative to the valuations resulting from the valuation methodology used by Company as of November 1, 2007 (e.g., if a change in the valuation methodology results, on average, in flights being valued 15% higher than the valuation that would result using the valuation methodology used by Company as of November 1, 2007, then the Annual Gross Up Limit would be increased by 15% to $15,481).  In determining any adjustment, Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation will be provided to Executive upon request.  Company will promptly notify Executive in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.  Subject to the Annual Gross Up Limit, the amount of the annual gross up to be paid to Executive shall be paid no later than January 31 of the calendar year following the calendar year for which it was awarded.  Any portion of the Annual Gross Up Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value.

            As used for purposes of tax reporting of Flight Privileges, a year may consist of twelve consecutive months other than a calendar year, it being Company’s practice as of November 1, 2007 for purposes of Flight Privileges for a year to commence on December 1 and end on the following November 30 (for example, the twelve-month period from December 1, 2007 to November 30, 2008 is considered the year 2008 for purposes of Flight Privileges).

            As used for purposes of Flight Privileges, the term “affiliates” when used with respect to Company or ExpressJet, means any entity controlled by, controlling, or under common control with Company or ExpressJet, respectively.  For these purposes control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock or other voting interests of such entity.

            No tickets issued on the System in connection with the Flight Privileges may be purchased other than directly from Company, ExpressJet or their respective successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Executive or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued.  Executive agrees that, after receipt of an invoice or other accounting statement therefor, he will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse Company or ExpressJet, as appropriate, for all charges on his UATP card (or Similar Card) which are not for flights on the System and which are not otherwise reimbursable to Executive under the provisions of paragraph 3.4(i) hereof, or which are for tickets in excess of the applicable Annual Travel Limit.  Executive agrees that the credit availability under Executive’s UATP card (or Similar Card) may be suspended if Executive does not timely reimburse Company or ExpressJet, as appropriate, as described in the foregoing sentence or if Executive exceeds the applicable Annual Travel Limit with respect to a year; provided, that, immediately upon Company’s or ExpressJet’s, as appropriate, receipt of Executive’s reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under Executive’s UATP card (or Similar Card) will be restored.

            The sole cost to Executive of flights on the System pursuant to use of Executive’s Flight Privileges will be the imputed income with respect to flights on the System charged on Executive’s UATP card (or Similar Card), calculated throughout the term of Executive’s Flight Privileges at the lowest published or unpublished fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law, and reported to Executive as required by applicable law.  With respect to any period for which Company is obligated to provide the tax gross up described above, Executive will provide to Company, upon request, a calculation or other evidence of Executive’s marginal tax rate sufficient to permit Company to calculate accurately the amount to be paid to Executive.

            Executive will be issued a UATP card (or Similar Card) and an appropriate flight pass identification card, each valid at all times during the term of Executive’s Flight Privileges.

            4.8       Code Section 409A Provisions.  Notwithstanding any other provision of this Agreement, the following provisions shall apply:

                        (i)         Executive shall be considered to have terminated employment with Company only when Executive incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder;

                        (ii)        to the extent that Executive is a specified employee, as defined in Treas. Reg. 1.409A-1(i), and any stock of Company or of any affiliate is publicly traded on an established securities market or otherwise, no payment or benefit that is subject to Section 409A of the Code shall be made under this Agreement on account of Executive’s separation from service with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, before the date that is the first day of the month that occurs six months after the date of Executive’s separation from service (or, if earlier, the date of death of Executive or any other date permitted under Section 409A of the Code).  The foregoing delay shall not apply to any payment or benefit hereunder if, pursuant to Treas. Reg. 1.409A-1(b)(9)(iii), such payment or benefit to be received by Executive hereunder due to an involuntary separation from service does not exceed two times the lesser of the Executive’s annual salary or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code in the year in which the Executive has a separation from service and that is paid no later than the last day of the second year following the year in which the separation from service occurs;

                        (iii)       to the extent that any reimbursement is received or to be received by Executive, such reimbursements shall be administered consistent with the following additional requirements as set forth in Treas. Reg. 1.409A-3(i)(1)(iv):  (1) Executive’s eligibility for benefits in one year will not affect Executive’s eligibility for benefits in any other year, (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred, and (3) Executive’s right to benefits is not subject to liquidation or exchange for another benefit; and

                        (iv)       to the extent that any payment or benefit to be received by Executive hereunder is to be offset hereunder such offset may occur only if it would not result in an impermissible acceleration under Section 409A of the Code.

ARTICLE V:  NONCOMPETITION OBLIGATIONS

            5.1       In General.  As part of the consideration for the compensation to be paid under this Agreement, to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business opportunities of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the relationships with customers of Company and its affiliates that have been and will in the future be developed in Executive, the special training and knowledge relevant to Executive’s employment responsibilities and duties, or the business goodwill of Company and its affiliates that has been and will in the future be developed in Executive, and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the non-competition obligations set forth in this Agreement.  Executive will not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its affiliates are conducting any business or have during the previous 12 months conducted such business:

                        (a)        engage in any Competitive Business (as defined below);

                        (b)        render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any Competitive Business with respect to such Competitive Business; or

                        (c)        induce any employee of Company or any affiliate of Company to terminate his or her employment with Company or such affiliate, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company.

For purposes of this paragraph 5.1, the term “Competitive Business” shall mean the business of owning, acquiring, establishing, operating, and maintaining a regional airline in the United States.  Notwithstanding the foregoing, the noncompetition obligations set forth in this paragraph shall not be considered violated if Executive becomes an employee, consultant, advisor, or member of the board of directors of a major, mainline airline; provided however, that, if such airline also engages in a Competitive Business, then this exception shall apply only if Executive’s primary duties, and the principal portion of Executive’s working time, are related to the business of such airline other than the Competitive Business.

            5.2       Duration of Noncompetition Obligations.  The noncompetition obligations set forth in paragraph 5.1 shall extend until the second anniversary of the date of Executive’s termination of employment with Company for any reason whatsoever; provided, however, that in the event Executive is entitled to a Termination Payment and the amount thereof is determined by reference to a Severance Period of 36 months, then the noncompetition obligations set forth in paragraph 5.1 shall extend until the third anniversary of the date of Executive’s termination of employment with Company.

            5.3       Reformation.  Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article V would cause irreparable injury to Company.  Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the United States during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.  Further, Executive acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living.  Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, Company and Executive intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Such modification shall not affect the payments made to Executive under this Agreement.

            5.4       Enforcement and Remedies.  Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article V by Executive, and Company shall be entitled to enforce the provisions of this Article V by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article V, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach.

ARTICLE VI:  MISCELLANEOUS

            6.1       Interest and Indemnification.  If any payment to Executive provided for in this Agreement is not made by Company when due, Company shall pay to Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by JP Morgan Chase Bank (or any successor thereto) at its principal office in New York, New York (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank.  If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorney’s fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence.  To the extent necessary to comply with Section 409A of the Code, if a payment obligation arises under this paragraph, then such payment shall be made within two and one half months of the next calendar year in which the obligation arises; provided, however, that this provision shall not act to extend any other period of time for such payment otherwise imposed by this Agreement, a court or applicable law.

            6.2       Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to Company to:                   ExpressJet Holdings, Inc.
                                                            700 N. Sam Houston Parkway West, Suite 200
                                                            Houston, Texas  77067
                                                            Attention:  Chief Financial Officer

            If to Executive to:                 James B. Ream
                                                            11 Gallant Oak Place
                                                            The Woodlands, TX  77381

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

            6.3       Applicable Law.  This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

            6.4       No Waiver.  No failure by either party hereto at any time to give notice to any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            6.5       Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

            6.6       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

            6.7       Withholding of Taxes and Other Employee Deductions.  Company and its affiliates may withhold from any benefits and payment made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

            6.8       Headings; Affiliates.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.  Except as otherwise provided herein, for purposes of this Agreement, the term “affiliate,” as applied to an entity (the “First Entity”), means an entity who directly, or indirectly through one or more intermediaries, is controlled by, is controlling, or is under common control with the First Entity.

            6.9       Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

            6.10     Successors.  This Agreement shall be binding (upon and inure to the benefit of Company and its successors, and in each case “successor” shall include, without limitation, any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise.  Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of any party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other parties.

            6.11     Term.  This Agreement has a term co-extensive with the term of employment as set forth in paragraph 2.1.  Termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

            6.12     Entire Agreement.  Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.4(iii) and any awards under Company’s stock incentive plans, the Management Bonus Program or similar plans or programs adopted by Company or ExpressJet after the Effective Date and (ii) separate agreements governing Executive’s flight privileges relating to other airlines, this Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company.  Effective as of the Effective Date, the Existing Agreement is hereby terminated and without any further force or effect and each Prior Agreement is modified and/or revoked as set forth herein.  Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

            6.13     Deemed Resignations.  Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors (if applicable) and from the board of directors of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 10th day of April, 2008, to be effective as of the Effective Date.

ExpressJet Holdings, Inc.
/s/ Phung Ngo-Burns
Phung Ngo-Burns Staff Vice President, Finance and Controller and Interim Chief Financial Officer

“Executive”
/s/ James B. Ream
James B. Ream